                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)           July 14, 1997
                                                -------------------------------

First Chicago NBD Corporation
-------------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)


Delaware                                  1-7127              38-1984850
-------------------------------------------------------------------------------
(State or other jurisdiction           (Commission           (IRS Employer
  of incorporation)                    File Number)       Identification No.)


One First National Plaza,  Chicago, IL                           60670
-------------------------------------------------------------------------------
(Address of principal executive offices)                       (ZIP Code)


Registrant's telephone number, including area code   312-732-4000
                                                     ------------

                                  Attachment A
                                  ------------

     CHICAGO, July 14, 1997 -- First Chicago NBD Corporation today reported net income of $378 million, or a record $1.20 per fully diluted common share, for the second quarter of 1997. Net income for the year-ago quarter was $361 million, or $1.09 per share. Return on common stockholders' equity was 18.1%, compared with 17.4% a year ago.

                         First Chicago NBD Key Ratios
--------------------------------------------------------------------------------
                                2nd Qtr.   2nd Qtr.   First Half   First Half
                                  1997       1996        1997         1996
                                ------------------------------------------------
Earnings per common share        $1.20      $1.09        $2.37        $2.12
--------------------------------------------------------------------------------
Return on common equity           18.1%      17.4%        17.9%        17.0%
--------------------------------------------------------------------------------
Return on assets                  1.40%      1.25%        1.43%        1.19%
--------------------------------------------------------------------------------
Adjusted net interest margin      4.70%      4.38%        4.71%        4.30%
--------------------------------------------------------------------------------
Operating efficiency              51.7%      51.6%        51.1%        52.7%
--------------------------------------------------------------------------------


     For the first half of 1997, the Corporation earned net income of $758 million, or $2.37 per share, compared with $701 million, or $2.12 per share a year earlier. Return on common stockholders' equity was 17.9% for the first six months of this year, compared with 17.0% a year ago.

HIGHLIGHTS

 .     The provision for credit losses decreased to $180 million for the second quarter, compared with $187 million for the first quarter and $185 million for the year-ago quarter. Commercial credit quality remained exceptional, with only $9 million in related net charge-offs for the quarter. The credit card charge-off ratio edged up to 7.7% from 7.4% for the first quarter.

 .     The Corporation repurchased approximately 11 million shares of common stock during the second quarter. As of June 30, 1997, nearly 26 million shares had been repurchased under the 40 million share buyback program that was announced in October, 1996.

 .     Net interest income on a reported basis for the second quarter was up 3%
      from a year earlier. In addition, adjusted net interest margin rose to 4.70% from 4.38% a year ago, the result of a more profitable earning asset mix.

 .     Presecuritized fee revenue grew a strong 12% in the second quarter.
      Market-driven revenues were $86 million for the quarter versus $110 million a year ago.

 .     The operating efficiency ratio for the first half of the year improved to
      51.1% from 52.7% a year ago, reflecting disciplined expense management. Operating expenses for the first half of 1997 were 1% below last year's level.

 .    Tier 1 and total risk-based capital ratios were 8.5% and 12.3%, respectively.  Book value per common share was $27.08.

NET INTEREST INCOME

     Net interest income on a tax-equivalent basis was $951 million for the second quarter, up from $935 million for the year-ago quarter. On a presecuritized basis, net interest income increased 3% from a year ago. Average loans grew to $66.3 billion from $64.5 billion a year ago. Average credit card receivables were $17.1 billion for the quarter, versus $17.4 billion for the second quarter of 1996. Average earning assets were $92.6 billion for the quarter ended June 30, 1997.

     Net interest margin on a reported basis was 4.12% for the quarter. Adjusted for credit card securitizations and the activities of First Chicago Capital Markets, Inc., the net interest margin was 4.70% for the second quarter, versus 4.38% for the year-ago quarter and 4.73% for the first quarter.

NONINTEREST INCOME

     Noninterest income was $644 million for the second quarter, basically flat with the $643 million from a year ago.
     Market-driven revenue was $86 million. Equity securities gains totaled $46 million, combined trading profits were $36 million, and investment securities gains equaled $4 million.
     Credit card fee revenue was $207 million, compared with $220 million a year ago. Excluding the effect of securitization, credit card fees increased 13% from the year-ago level. Fiduciary and investment management fees were $99 million for the second quarter, compared with $98 million in the second quarter of 1996. Other service charges and commissions were $227 million for the quarter, up from $195 million in the year-ago quarter.

NONINTEREST EXPENSE

     Noninterest expense was $825 million for the second quarter, compared with operating expense of $814 million for the year-ago quarter. The second quarter operating efficiency ratio was 51.7%, compared with 51.6% a year ago.

CREDIT QUALITY

     The provision for credit losses was $180 million for the second quarter, down from $185 million for the year-ago quarter and $187 million for the first quarter of 1997.

     The allowance for credit losses stood at $1.408 billion at June 30, representing 428% of total nonperforming loans. Nonperforming assets increased to $343 million at June 30, 1997, from $285 million at the end of the first quarter.

     Net charge-offs for the second quarter totaled $180 million, of which $155 million was related to credit card receivables. The net charge-off rate for managed credit card receivables was 7.7% for the second quarter, up from 5.9% a year ago and 7.4% for the first quarter of 1997. The 30-day delinquency ratio for managed credit card receivables was 4.3% at quarter-end, versus 3.8% one year ago and 4.4% at March 31, 1997.

FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES
COMPARATIVE SUMMARY

                                                                                 Three Months Ended June 30
                                                                            -----------------------------------
(Dollars in millions, except per share data)                                   1997          1996        Change
                                                                            -----------------------------------
Net interest income-tax-equivalent basis................................    $      951   $      935      +    2 %
Provision for credit losses.............................................           180          185      -    3
Noninterest income......................................................           644          643           -
Noninterest expense.....................................................           825          814      +    1
Net income..............................................................           378          361      +    5

Earnings per share
 Primary
  Net income............................................................         $1.20        $1.10      +    9
  Average common and common-equivalent shares (in millions).............         310.9        320.2      -    3

Fully diluted
  Net income............................................................         $1.20        $1.09      +   10
  Average shares, assuming full dilution (in millions)..................         311.3        326.9      -    5

Average balances
 Loans..................................................................    $   66,301   $   64,534      +    3 %
 Earning assets.........................................................        92,625      100,564      -    8
 Total assets...........................................................       108,292      116,280      -    7
 Common stockholders' equity............................................         8,279        8,183      +    1
 Stockholders' equity...................................................         8,569        8,672      -    1

Net interest margin.....................................................          4.12 %       3.74 %    +   10 %
Return on assets........................................................          1.40         1.25      +   12
Return on common stockholders' equity...................................          18.1         17.4      +    4

                                                                                  Six Months Ended June 30
                                                                            -----------------------------------
(Dollars in millions, except per share data)............................       1997          1996        Change
                                                                            -----------------------------------
   .....................................................................
Net interest income-tax-equivalent basis................................    $    1,858   $    1,848      +    1 %
Provision for credit losses.............................................           367          360      +    2
Noninterest income......................................................         1,323        1,269      +    4
Noninterest expense.....................................................         1,625        1,642      -    1
Net income..............................................................           758          701      +    8

Earnings per share
 Primary
  Net income............................................................         $2.38        $2.14      +   11
  Average common and common-equivalent shares (in millions).............         313.7        319.7      -    2

 Fully diluted
  Net income............................................................         $2.37        $2.12      +   12
  Average shares, assuming full dilution (in millions)..................         316.2        326.4      -    3

Average balances
 Loans..................................................................    $   65,742   $   64,162      +    2 %
 Earning assets.........................................................        90,997      102,596      -   11
 Total assets...........................................................       106,721      118,494      -   10
 Common stockholders' equity............................................         8,397        8,118      +    3
 stockholders' equity...................................................         8,751        8,607      +    2

 Net interest margin....................................................          4.12 %       3.62 %    +   14 %
 Return on assets.......................................................          1.43         1.19      +   20
 Return on common stockholders' equity..................................          17.9         17.0      +    5

                                                                                          At June 30
                                                                            -----------------------------------
                                                                               1997         1996         Change
                                                                            -----------------------------------
   .....................................................................
Assets..................................................................    $  112,595   $ 113,714       -    1 %
Loans...................................................................        67,510      66,431       +    2
Deposits................................................................        68,018      64,593       +    5
Common stockholders' equity.............................................         8,181       8,339       -    2
Stockholders' equity....................................................         8,471       8,827       -    4

FIRST CHICAGO NBD CORPORATION
CAPITAL DATA

-----------------------------------------------------------------------------------------------------------------------------------
                                                          6/30/97         3/31/97         12/31/96         9/30/96         6/30/96
-----------------------------------------------------------------------------------------------------------------------------------
Common Equity/Assets Ratio (1)........................       7.3%             7.9%             8.2%            8.1%            7.6%
Risk-Based Capital Ratios: (1)(2)
   Tier 1.............................................       8.5%             9.1%             9.2%            8.4%            8.1%
   Total..............................................      12.3%            13.1%            13.3%           12.4%           12.2%
Leverage Ratio (1)(2).................................       8.3%             9.2%             9.3%            8.1%            7.6%
Book Value of Common Equity...........................  $  27.08         $  27.20         $  27.31        $  27.11        $  26.31

(1)  Net of investment in First Chicago Capital Markets, Inc.
(2)  6/30/97 ratios are estimated.